Exhibit 23.1

12361 Lewis St Ste 202 Garden Grove, CA 92840 Phone (714)-820-3316 Fax (714)-333-4992

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-3 of Julong Holding Limited. (the “Company”) of our report dated February 13, 2026, with respect to the consolidated balance sheet of Julong Holding Limited. as of September 30, 2025 and 2024, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes thereto. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Fortune CPA, Inc.

Garden Grove, California

July 24, 2026